Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contacts:

Media:	Janice McDill	Matthew Sherman / Andi Salas
	Grubb & Ellis	Joele Frank, Wilkinson Brimmer Katcher
	312.698.6707	212.355.4449
	janice.mcdill@grubb-ellis.com	msherman@joelefrank.com / asalas@joelefrank.com

Investors:	Laurie Connell / Amy Bilbija
MacKenzie Partners, Inc.
212.378.7071 / 650.798.5206
lconnell@mackenziepartners.com / abilbija@mackenziepartners.com
Grubb & Ellis Stockholders Re-Elect Board of Directors’ Nominees at 2008 Annual Meeting
Inspector of Elections’ Preliminary Report Confirms that All of Dissident’s Candidates and
Bylaw Proposals Were Defeated
SANTA ANA, Calif. (Dec. 10, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that based on a preliminary report from IVS Associates, Inc., the independent inspector of elections for the company’s 2008 Annual Meeting of Stockholders held on December 3, 2008, stockholders have voted to re-elect the Board of Directors’ nominees — Harold H. Greene, Devin I. Murphy and D. Fleet Wallace. The inspector’s report confirms that dissenting stockholder Mr. Anthony Thompson’s candidates were defeated by a clear margin and that his two bylaw proposals were also defeated by stockholders. In addition, the proposal to retain Ernst & Young LLP as the company’s independent accounting firm was approved by stockholders at the meeting.
“On behalf of our Board of Directors and management team, we thank all of our stockholders for their support throughout this process,” said Gary Hunt, interim chief executive officer. “As we navigate through an extremely challenging environment, we believe we have the right Board and management team in place to continue executing on our plan to build stockholder value and best position the company going forward.”
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12/10/08
Grubb & Ellis Stockholders Re-Elect Board of Directors’ Nominees at 2008 Annual Meeting
As reported by the inspector of elections, the preliminary results are as follows:

ELECTION OF DIRECTORS	FOR
Management
Harold H. Greene	28,486,574
Devin I. Murphy	32,839,367
D. Fleet Wallace	28,482,376
Opposition
Anthony W. Thompson	19,884,716
Harold A. Ellis, Jr.	25,624,199
Stuart A. Tanz	25,624,414
The company will announce the final results from the 2008 Annual Meeting upon confirmation from the inspector of elections that the results have been certified. The company does not expect that the final results will change materially from the preliminary results.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2008, more than $3.8 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 225 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the Company’s tenant-in-common programs, in particular; (v) the reduction in borrowing capacity under the Company’s current credit facility, and the additional limitations with respect thereto; (vi) the Company’s continuing ability to make interest and principal payments with respect to its credit facility; (vii) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (viii) the success of current and new investment programs; (ix) the success of new initiatives and investments; (x) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xi) other factors described in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2007 and in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking statements.
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